Exhibit 99.2

Investor Update – December 22, 2020

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our fleet plan and capital expenditures. Please see the cautionary statement under “Forward-Looking Information.”

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2019, the Company's Quarterly Report on Form 10-Q for the year ended September 30, 2020, as amended, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include the risks associated with contagious illnesses and contagion, such as COVID-19, general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

On December 22, 2020 we announced an agreement in principle to restructure our aircraft purchase agreement with Boeing. We will take delivery of a total of 68 737-9 MAX aircraft (inclusive of 32 previous purchase commitments and 13 leased aircraft to be acquired through the recently announced agreement with Air Lease Corporation) between 2021 and 2024, with options for an additional 52 aircraft (inclusive of 37 previous options). The agreement announced today provides substantial flexibility to change the timing of firm deliveries to match actual aircraft acquisition with network demand.

The firm delivery schedule is largely designed to replace outgoing leased Airbus aircraft, while the options will provide the flexibility for future growth. This deal lays the groundwork for us to move substantially towards a single mainline fleet that is more profitable given the cost efficiency and additional seats on the MAX aircraft relative to the Airbus A319s and A320s, and more environmentally responsible given the superior fuel burn profile on the MAX. These improvements are driven by the 737-9 MAX's longer mission capabilities and its significant upgauge benefits as it is configured with 178 seats, 28 more than the A320s that the new MAX aircraft will primarily replace.

Fleet Update

The below table reflects our expected fleet activity through the end of 2023, including this agreement in principle and the leases with Air Lease Corporation. As part of the agreement in principle, we have established a revised delivery timeline with Boeing for existing order of 32 737-9 MAX aircraft, which are now expected to deliver between 2021 and mid-2023. The 23 incremental firm aircraft are expected to deliver between 2023 and 2024. The 52 options, which are available for delivery between 2023 and 2026, are not reflected in the fleet table, as options have not yet been exercised.

The agreement in principle provides material flexibility for us, including aircraft slide rights and substitution rights should we desire to acquire any other 737 MAX model types.

In connection with this order, we have determined that we will cease use of an additional 20 Airbus A320 aircraft effective immediately. In the fourth quarter we anticipate recognizing a one time charge of approximately $200 to $250 million associated primarily with the write off of the remaining right of use asset and estimated lease return costs for certain permanently parked aircraft. Twenty-one A320 aircraft and ten A321 aircraft will remain in our operating fleet as of the end of 2020. See Lease Returns discussion below for additional information.

	Actual	Anticipated Fleet Activity(a)
Aircraft	Sep. 30, 2020	2020 Changes	Dec. 31, 2020	2021 Changes	Dec. 31, 2021	2022 Changes	Dec. 31, 2022	2023 Changes	Dec. 31, 2023
B737 Freighters	3	-	3	-	3	-	3	-	3
B737-700	11	-	11	-	11	-	11	-	11
B737-800	61	-	61	-	61	-	61	-	61
B737-900	12	-	12	-	12	-	12	-	12
B737-900ER	79	-	79	-	79	-	79	-	79
B737-9 MAX	—	-	—	13	13	30	43	13	56
A320	41	(20)	21	-	21	(8)	13	(13)	—
A321 NEO	10	-	10	-	10	-	10	-	10
Total Mainline Fleet	217	(20)	197	13	210	22	232	—	232
Q400 operated by Horizon	32	-	32	-	32	(1)	31	(6)	25
E175 operated by Horizon	30	-	30	-	30	-	30	3	33
E175 operated by third party	32	-	32	-	32	-	32	-	32
Total Regional Fleet	94	—	94	—	94	(1)	93	(3)	90
Total	311	(20)	291	13	304	21	325	(3)	322

a.Our expected fleet activity reflects intended early retirements and extensions or replacement of certain leases, not all of which have been contracted yet.

Capital Expenditures

As of the date of this filing, we have approximately $550 million in pre-delivery deposits on hand with Boeing for existing firm aircraft orders. The revised delivery timeline for our existing firm orders, in connection with the pre-delivery payment schedule we have agreed upon with Boeing will reduce our 2021 capital commitments significantly from our previous contractual commitments. In the event that the demand environment does not support the need for deliveries as scheduled, we can utilize slide rights to defer as much as $300 million of these capital commitments from 2022 into later years.

The below table summarizes estimated capital expenditures, including aircraft and non-aircraft spend, for 2021, 2022 and the combined 2-year period before and after the agreement in principle, and provides an estimate of minimum capital expenditures in the event that we exercised slide rights.

	2021	2022	Combined 2 Year
Expected Capital Expenditures before agreement	$600 - $700 million	$500 - $600 million	$1.1 to $1.3 billion
Expected Capital Expenditures after agreement	$150 - $250 million	$1.3 - $1.4 billion	$1.45 to 1.65 billion
Minimum Capital Expenditures after agreement	$150 - $250 million	$1.0 to $1.1 billion	$1.15 to $1.35 billion

Firm orders and option exercises beyond 2021 are expected to be financed primarily through long-term debt and operating cash flows.

Lease Returns

In addition to the 41 Airbus A320 aircraft in operating service as of September 30, 2020, Alaska has 10 Airbus A319 aircraft and 10 A320 aircraft that have been retired and removed from operating service in response to pandemic-related capacity reductions. As noted above, 20 additional A320 aircraft have been determined to be retired and removed from operating service in connection with this new contemplated aircraft order. Furthermore, reflected in the operating fleet table above, all remaining A320 aircraft are expected to be out of operating service by the end of 2023.

Leased aircraft that are retired and removed from our operating fleet are returned to the lessor on their contractual lease return schedule, unless early returns or other arrangements are negotiated. The contractual lease return schedule for the 10 A319s and 51 A320s begin in earnest in 2021, and will be mostly complete by 2023, with six aircraft returns in 2024 and three in 2025. We estimate and accrue for the expected cost of lease returns either throughout the 12-month period leading up to lease return if the aircraft is in service, or all at once upon removing the aircraft from service. In most cases, the cash impact of preparing Airbus aircraft for return to lessors is incurred within a few months of the lease return date. Cash outflows incurred as lease return preparations are completed are offset by the claims we make against maintenance deposits that have previously been paid to lessors. As of September 30, 2020, we have approximately $320 million in maintenance deposit assets on the balance sheet which we expect to claim as we perform the requisite work to prepare aircraft for return.

In aggregate, we expect that the net cash impact of returning the Airbus aircraft will be approximately $45 million in 2021, and $65 million in 2022.